Exhibit 10.1
FOURTH AMENDMENT TO OFFICE LEASE
          THIS FOURTH AMENDMENT TO OFFICE LEASE (“Amendment”), effective October 27, 2005 (the “Effective Date”), is entered into by and between Malibu Canyon Office Partners, LLC, a California limited liability company (“Landlord”), and Ixia, a California corporation (formerly known as Ixia Communications, Inc., a California corporation) (“Tenant”), with reference to the following facts:
R E C I T A L S
A.	Landlord and Tenant previously executed that certain Office Lease dated November 5, 1999 (the “Original Lease”) pursuant to which Tenant leased from Landlord certain Premises comprising a portion of the Building commonly known as Building Two, 26601 W. Agoura Road, Calabasas, CA 91302 (the “Original Premises”);

B.	Landlord and Tenant previously executed that certain First Amendment to Office Lease dated March 22, 2000 (the “First Amendment”) pursuant to which Landlord and Tenant expanded the Original Premises under the Lease to include the entirety of Building Two;

C.	Landlord and Tenant previously executed that certain Second Amendment to Office Lease dated May 8, 2003 (the “Second Amendment”) pursuant to which Landlord and Tenant further expanded the Original Premises under the Lease to include approximately thirteen thousand four hundred forty-five (13,445) square feet of Rentable Area commonly known as Building “A”, 26701 W. Agoura Road, Calabasas, CA.

D.	Landlord and Tenant previously executed that certain Third Amendment to Office Lease dated September 2004 (the “Third Amendment”) pursuant to which Landlord and Tenant further expanded the Original Premises under the Lease to include approximately eight thousand one hundred sixty-seven (8,167) square feet of Rentable Area, which was the remainder of the space not leased by Tenant in Building “A”, 26701 W. Agoura Road, Calabasas, CA.(the “Original Lease”, the “First Amendment”, the “Second Amendment” and the “Third Amendment” are sometimes collectively referred to herein as the “Lease”; the “Original Premises” as expanded pursuant to the First Amendment, the Second Amendment and the Third Amendment, is sometimes referred to as the “Premises”);

E.	Tenant desires to further expand the Premises under the Lease to include additional space in another building in the Project, which building is commonly known as Building “C”, 26677 W. Agoura Road, Calabasas, California, and Landlord is willing to lease such additional space to Tenant subject to and as provided for in this Amendment; and

F.	Landlord and Tenant desire to modify the Lease as provided in this Amendment,
          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
A G R E E M E N T
1.	Fourth Expansion Premises. From and after the “Fourth Expansion Premises Commencement Date” (as defined in Section 2 below), the “Premises” leased to Tenant pursuant to the Lease shall for all purposes be deemed to also include that certain space (the

“Fourth Expansion Premises”) located on the first (1st) floor of Building “C”, which space is commonly known as 26677 W. Agoura Road, Suite 101, Calabasas, California, as more particularly shown in Exhibit “A” attached hereto and incorporated by this reference herein. The Fourth Expansion Premises is agreed by the parties to contain twelve thousand five hundred twelve (12,512) square feet of Rentable Area, notwithstanding any deviation therefrom. The entire Premises is agreed by the parties to contain a total of eighty-four thousand one hundred twenty-four (84,124) square feet of Rentable Area (notwithstanding any deviation therefrom), which is comprised of fifty thousand (50,000) square feet, and the entirety of, Building Two, twenty-one thousand six hundred twelve (21,612) square feet in, and the entirety of, Building “A”, and twelve thousand five hundred twelve (12,512) in Building “C”. References to the “Building” contained in the Lease shall pertain to the either or all of Building Two, Building “A” and/or Building “C”, as the context requires.

2.	Fourth Expansion Premises Commencement Date. The term of Tenant’s lease of the Fourth Expansion Premises shall commence on November 1, 2005 (the “Fourth Expansion Premises Commencement Date”), and shall expire on January 31, 2009 (the “Fourth Expansion Premises Expiration Date”) (the period beginning on the Fourth Expansion Premises Commencement Date and ending on the Fourth Expansion Premises Expiration Date is referred to herein as the “Fourth Expansion Premises Term”), unless earlier terminated pursuant to the provisions of the Lease. The Tenant shall vacate the Fourth Expansion Premises on or before the Fourth Expansion Premises Expiration Date on the terms and conditions set forth in the Lease. Tenant acknowledges that the scheduled Fourth Expansion Premises Expiration Date and the scheduled expiration date of the term of the lease for the remainder of the Premises are scheduled to occur on different dates.

3.	Base Rent; Percentage Share; Base Year; Utilities.
a. Commencing on the Fourth Expansion Premises Commencement Date and continuing throughout the Fourth Expansion Premises Term, the Base Rent payable by Tenant for the Fourth Expansion Premises shall be Twenty Thousand Dollars ($20,000) per month. Tenant shall continue to pay Base Rent and Escalation Rent on the other portions of the Premises as provided in the Lease.
b. Commencing on the Fourth Expansion Premises Rent Commencement Date, Tenant’s Percentage Share of Building Operating Expenses and Building Tax Expenses shall be Twenty-eight point seven percent (28.7%) for the Fourth Expansion Premises. The Fourth Expansion Premises will be leased to Tenant on a “modified gross”, which means that Tenant, in addition to Tenant’s obligation to pay Base Rent for the Fourth Expansion Premises, shall also pay to Landlord Escalation Rent for the Fourth Expansion Premises, which shall be calculated for the Fourth Expansion Premises on the terms and conditions as set forth for the payment of Escalation Rent for the Third Expansion Premises; provided, however that the Base Year for the Fourth Expansion Premises shall be calendar year 2006 and Tenant’s Percentage Share of Building Operating Expenses for the Fourth Expansion Premises shall be as set forth above.
c. Notwithstanding anything to the contrary contained in the Lease, Tenant, at its sole cost and expense, shall procure its own janitorial service for the Fourth Expansion Premises at least five (5) days a week, but Landlord shall have the right upon thirty (30) days’ prior written notice to Tenant to take over the obligation to provide janitorial services for the Fourth Expansion Premises, in which case Landlord may charge the cost therefor (as reasonably determined by Landlord) to Tenant as additional rent.
d. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be responsible for paying for all electrical and other utility services for the Fourth Expansion Premises, regardless of whether or not the Lease states that such costs shall be paid by

Tenant. If any such electrical and other utility services are separately metered for the Fourth Expansion Premises, then Tenant shall pay the cost thereof directly to the electrical supplier. If any such electrical and other utility services are not separately metered for the Fourth Expansion Premises, then Tenant shall reimburse Landlord for a proportionate share of the charges applicable to the Fourth Expansion Premises, as reasonably determined by Landlord.
4.	Furniture, Fixtures and Improvements in the Fourth Expansion Premises. Tenant acknowledges that it has arranged with the prior tenant of the Fourth Expansion Premises to assume any and all payments on certain furniture, fixtures, improvements and other personal property, inclusive of associated existing cabling and telephone lines (the “FF&E”), which was placed at the Fourth Expansion Premises by Landlord’s prior tenant. Accordingly, the FF&E shall remain on the Fourth Expansion Premises as of the Effective Date. Notwithstanding anything to the contrary contained in this Section, Tenant acknowledges that Landlord shall have no liability to Tenant based upon any adverse or other claims of third parties against the FF&E, Tenant acknowledging that Landlord has no interest in the FF&E; provided, however, that nothing contained herein shall be construed to relieve Landlord of its obligation no to remove or move any FF&E pursuant to Section 7 of this Agreement. Tenant shall be obligated to remove the FF&E from the Fourth Expansion Premises on or prior to the Fourth Expansion Premises Expiration Date, on the terms and conditions applicable to the other portions of the Premises under the Lease. Tenant agrees to indemnify, defend and hold Landlord harmless from any liability or lien arising out of the payment, non-payment, or use of the FF&E.

5.	Early Possession. Subject to the rights of the prior tenant of Landlord currently occupying the Fourth Expansion Premises, Tenant shall be permitted access to the Fourth Expansion Premises prior to the Fourth Expansion Premises Commencement Date for the purpose of installing over standard equipment or fixtures (including Tenant’s data and telephone equipment) in the Fourth Expansion Premises. Prior to any such entry upon the Fourth Expansion Premises, Tenant shall deliver to Landlord evidence of the satisfaction of Tenant’s insurance obligations set forth in the Lease. Any such occupancy of the Premises by Tenant prior to the Fourth Expansion Premises Commencement Date shall be subject to all applicable provisions of the Lease (including, without limitation, the indemnity and insurance provisions of Lease Sections 12 and 13) other than the obligation for the payment of Base Rent and Escalation Rent.

6.	Surrender of Existing Tenant. Notwithstanding anything contained in this Fourth Amendment to the contrary, Landlord’s obligations and Tenant’s rights under this Fourth Amendment shall be contingent upon Landlord’s ability to cause the tenant currently occupying the Fourth Expansion Premises to vacate and surrender the Fourth Expansion Premises to Landlord by January 10, 2006, on such terms and conditions as are acceptable to Landlord, in its sole and absolute discretion. This Amendment shall be voidable by Landlord or Tenant if Landlord is not able to procure such surrender.

7.	As-Is/Cleaning of Fourth Expansion Premises. Except to the extent specifically otherwise provided in this paragraph, Landlord shall deliver and Tenant shall accept the Fourth Expansion Premises to Tenant on the Fourth Expansion Premises Commencement Date in an “as is” condition with no alterations or improvements being made by Landlord. However, Landlord agrees to clean the Fourth Expansion Premises after the tenant currently occupying the Fourth Expansion Premises vacates the Fourth Expansion Premises; provided, however, Landlord shall not remove or move any FF&E in the Fourth Expansion Premises.

8.	Miscellaneous.
a. Landlord and Tenant acknowledge and agree that this Amendment is subject to Landlord’s receiving from its mortgagee(s) approval of all of the terms contained herein.
b. Initially capitalized terms used herein shall have the same meaning as those defined in the

Original Lease, the First Amendment, the Second Amendment or the Third Amendment, as applicable, unless expressly contradicted in this Amendment.
c. The submission of the Amendment is only an invitation to deal and shall not be deemed an offer by Landlord. Only a fully executed and delivered Amendment shall bind the parties hereto.
d. In the event of a conflict between the provisions of this Amendment and those of the Lease, the provisions of this Amendment shall control. Except for purposes of determining whether a conflict exists between the Lease and this Amendment, the term “Lease” as used herein shall include the provisions of the Original Lease, the First Amendment, the Second Amendment the Third Amendment and this Amendment. This Amendment is deemed to have been jointly prepared by the parties, and shall not be interpreted against any party as drafter.
e. Except as expressly provided herein, all of the terms and provisions contained in the Lease remain unmodified.
          IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

“TENANT”		“LANDLORD”

IXIA, a California corporation (formerly known		MALIBU CANYON OFFICE PARTNERS,
as IXIA COMMUNICATIONS, INC., a California corporation)		LLC, a California limited liability company

		By:	MB Real Estate, Inc., a California
By:	/s/ R. W. Bass		corporation, Managing Member

Print Name:	R. W. Bass		By:	/s/ Jeffrey A. Johnston

Jeffrey A. Johnston,
Its:	Executive Vice President, Operations			Vice President

By:	/s/ Tom Miller

Print Name:	Tom Miller

Its:	Chief Financial Officer

EXHIBIT “A”
FLOOR PLAN OF FOURTH EXPANSION PREMISES